Arcutis Announces Preliminary Unaudited Fourth Quarter Product Revenue and Full-Year 2024 Product Revenues of Approximately $63 Million and $160 Million
•Preliminary unaudited product revenue for the fourth quarter of 2024 is expected to be approximately $63 million, up approximately 366% vs. Q4 2023 and 41% vs. Q3 2024
•Preliminary unaudited product revenue for the full year 2024 is expected to be approximately $160 million, up approximately 449% vs. 2023
•Robust unit growth across the portfolio with gross-to-net (GTN) similar to prior quarter
•Preliminary unaudited cash, cash equivalents, restricted cash, and marketable securities as of December 31, 2024 are expected to be approximately $229 million
•Company to release complete fourth quarter and full year 2024 financial results and host a conference call and webcast on February 25, 2025 at 4:30 p.m. EST
WESTLAKE VILLAGE, Calif., Jan. 12, 2025 (GLOBE NEWSWIRE) — Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT), a commercial-stage biopharmaceutical company focused on developing meaningful innovations in immuno-dermatology, today announced certain preliminary unaudited financial information for the fourth quarter and full-year 2024.
Preliminary Fourth Quarter and Full-Year 2024 Financial Information
•Preliminary unaudited product revenue for the fourth quarter of 2024 is expected to be approximately $63 million, representing growth of approximately 366% as compared to the fourth quarter of 2023 and approximately 41% as compared to the third quarter of 2024. Preliminary unaudited product revenue for the full-year 2024 is expected to be approximately $160 million, representing growth of approximately 449% vs. 2023
•Revenue growth in the fourth quarter across the franchise was driven by strong demand for all ZORYVE® (roflumilast) indications, while GTN was similar to the prior quarter
•Preliminary cash, cash equivalents, restricted cash, and marketable securities as of December 31, 2024 are expected to be approximately $229 million
•As previously reported, the Company repaid $100 million of its long-term debt held by SLR Investment Corp. and has the option to re-draw approximately $100 million by the first half of 2026 making total liquidity as of December 31, 2024 from cash, cash equivalents, restricted cash, marketable securities, and available debt equal to approximately $329 million
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

“We are excited by the significant sales momentum and robust revenue growth we continue to generate in our business, driven by expanding demand for our entire ZORYVE franchise,” said Frank Watanabe, president and chief executive officer of Arcutis. “We anticipate sustained ZORYVE sales growth throughout 2025 as our multiple product launches gain further traction and we secure new approvals, expand insurance coverage, and broaden access to primary care and pediatric practices through our commercial partnership with Kowa.”
Management will host in-person investor meetings in San Francisco, CA, around the 43rd Annual J.P. Morgan Healthcare Conference, being held January 13-16, 2025.
Arcutis has not completed preparation of its financial statements for the fourth quarter or full-year 2024. The financial information as of and for the fourth quarter and full-year 2024 presented in this release are preliminary and unaudited and are subject to the close of the quarter and year, completion of our quarter-end and year-end closing procedures, and further financial review. Our independent registered public accounting firm has not audited, reviewed, compiled or performed any procedures with respect to this financial information. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for the fourth quarter and full year are finalized.
Arcutis will report complete fourth quarter and full-year 2024 financial results and provide a business update on Tuesday, February 25, 2025 after the U.S. financial markets close. The Company will also host a conference call and webcast the same day at 4:30 p.m. EST. A live webcast of the call and the presentation materials will be available on the “Events” section of the Company’s website. An archived replay of the webcast will be available on the Arcutis investor website following the conference call.
About Arcutis
Arcutis Biotherapeutics, Inc. (Nasdaq: ARQT) is a commercial-stage medical dermatology company that champions meaningful innovation to address the urgent needs of individuals living with immune-mediated dermatological diseases and conditions. With a commitment to solving the most persistent patient challenges in dermatology, Arcutis has a growing portfolio including three FDA approved products that harness our unique dermatology development platform coupled with our dermatology expertise to build differentiated therapies against biologically validated targets. Arcutis’ dermatology development platform includes a robust pipeline with multiple clinical programs for a range of inflammatory dermatological conditions including scalp and body psoriasis, atopic dermatitis, and alopecia areata. For more information, visit www.arcutis.com or follow Arcutis on LinkedIn, Facebook, Instagram, and X.
3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com

Forward-Looking Statements
Arcutis cautions you that statements contained in this press release regarding matters that are not historical facts are forward-looking statements which include, but are not limited to, statements regarding commercial execution, regulatory timelines, progress on product access and adoption, and preliminary unaudited financial information as of and for the fourth quarter and full-year 2024. These statements are based on the Company’s current beliefs and expectations. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from the information expressed or implied by these forward-looking statements and you should not place undue reliance on our forward-looking statements. Risks and uncertainties that may cause our actual results to differ include risks inherent in the clinical development process and regulatory approval process, the timing of regulatory filings, the timing and expenses of commercialization efforts, and our ability to defend our intellectual property. For a further description of the risks and uncertainties applicable to our business, see the “Risk Factors” section of our Form 10-K filed with U.S. Securities and Exchange Commission (SEC) on February 27, 2024, as well as any subsequent filings with the SEC. You should not place undue reliance on any forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.
Contacts
Media
Amanda Sheldon, Head of Corporate Communications
media@arcutis.com
Investors
Latha Vairavan, Vice President, Finance and Corporate Controller
lvairavan@arcutis.com

3027 Townsgate Road, Suite 300 Westlake Village, CA 91361 | arcutis.com